Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Vice President
P.O. Box 626	and Chief Accounting Officer
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release
Bassett Board Authorizes Special Dividend of $0.50 per Share

(Bassett, Va.) – Nov. 18, 2011 – Bassett Furniture Industries, Inc. (NASDAQ: BSET), today announced that its Board of Directors has declared a special dividend of $0.50 per share of common stock outstanding payable on January 3, 2012 to holders of record on December 23, 2011.

Earlier this year, after the sale of its interest in the International Home Furnishings Center in High Point, N. C.,  the Company reinstated its regular quarterly dividend, returning to shareholders $0.03 per share on both June 1, 2011 and September 1, 2011.  Additionally, Bassett increased the regular dividend for the next payment to $0.035 per share, which will be made on December 1, 2011 to holders of record on November 15, 2011.

“Given the uncertainty in overall economic conditions and an adverse credit climate, we believe it is prudent to be conservative with our cash position,” said Robert H. Spilman, Jr. CEO and President.  “However, as the Company reviewed and updated its plans for the future while weighing the Company’s improved balance sheet against economic and market uncertainties, the Company and Board of Directors felt that payment of a special dividend would be appropriate at this time and would be welcomed by a significant segment of its long-term shareholders.”

About Bassett Furniture Industries, Inc.
Bassett Furniture Industries, Inc. (Nasdaq:  BSET) is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 88 licensee- and company- owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company's dedicated retail store program. Bassett's retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company's website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words "believes," "expects," "anticipates," "intends," "should," "estimates," or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third fiscal quarter of 2011, constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.  In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements.  Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time.  The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett's customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett's filings with the Securities and Exchange Commission.  Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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